June 2009 Preliminary Terms No. 10 Registration Statement No. 333-155535 Dated May 22, 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance of the asset. Once the asset has decreased below a specified buffer level, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated and (i) if the closing value of the asset has not declined below the specified buffer amount, an investor will receive the stated principal amount or (ii) if the closing value of the asset is below the buffer amount, an investor will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity. The Buffered PLUS are senior unsecured obligations of JPMorgan Chase & Co., and all payments on the Buffered PLUS are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	June 30, 2011, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity:	If final index value is greater than initial index value, for each $10 principal amount Buffered PLUS,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is equal to initial index value or less than initial index value but has decreased from initial index value by an amount less than or equal to the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,

$10

If final index value is less than initial index value and has decreased from initial index value by an amount greater than the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,

($10 x index performance factor) + $1.00

This amount will be less than the stated principal amount of $10 per Buffered PLUS. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	June 27, 2011, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:

$12.55 to $13.00 (125.5% to 130% of the stated principal amount) per Buffered PLUS. The actual maximum payment at maturity will be determined on the pricing date and will not be less than $12.55 or greater than $13.00.

Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	June , 2009 (expected to price on or about June 23, 2009)
Original issue date:	June , 2009 (5 business days after the pricing date)
CUSIP:	46625H274
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Commissions and Issue Price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Company
Per Buffered PLUS	$10	$0.225	$9.775
Total	$	$	$
(1)

The price to the public includes the estimated cost of hedging our obligations under the Buffered PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-14 of the accompanying product supplement no. MS-1-A-III.

(2)

The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per Buffered PLUS. Please see “Syndicate Information” on page 5 for further details.

(3)

JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley & Co. Incorporated (“MS & Co.”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMSI and the selling concessions to be allowed to MS & Co., exceed $0.225 per $10 stated principal amount Buffered PLUS. See “Underwriting” beginning on page PS-35 of the accompanying product supplement no. MS-1-A-III.

Investing in the Buffered PLUS involves a number of risks. See “Risk Factors” on page PS-6 of the accompanying product supplement no. MS-1-A-III and “Risk Factors” beginning on page 8 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Buffered PLUS are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-1-A-III, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product supplement no. MS-1-A-III dated January 29, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209000361/e34259_424b2.pdf

Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (866) 535-9248.

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview
Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011 (the “Buffered PLUS”) can be used:

  As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index.

  To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

  To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

  To obtain a buffer against a limited level of negative performance in the underlying index.

Maturity:	2 years
Leverage factor:	200%
Maximum payment at maturity:	$12.55 to $13.00(125.5% to 130% of the stated principal amount) per Buffered PLUS
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Coupon:	None

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on May 21, 2009

Bloomberg Ticker Symbol:	SPX
Current Index Level:	888.33
52 Weeks Ago:	1394.35
52 Week High (on 6/5/2008):	1404.05
52 Week Low (on 3/9/2009):	676.53

Underlying Index Historical Performance – Daily Closing Values
January 2, 2004 to May 21, 2009

June 2009	Page 2

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 2 year investment offers 200% leveraged upside, subject to a maximum payment at maturity of $12.55 to $13.00 (125.5% to 130% of the stated principal amount) per Buffered PLUS, and provides a buffer against a decline of 10% in the underlying index, ensuring a minimum payment of $1.00 per Buffered PLUS at maturity.

Investors can use the Buffered PLUS to double returns (excluding dividends) up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying index with a minimum payment of $1.00 per Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns within a certain range of positive performance relative to a direct investment in the underlying index.
Payment Scenario 1

The underlying index increases in value and, at maturity, you will receive the stated principal amount of $10 plus 200% of the index percent increase, subject to the maximum payment at maturity of $12.55 to $13.00 (125.5% to 130% of the stated principal amount) per Buffered PLUS.

Payment Scenario 2	The underlying index is flat or declines in value by no more than 10% and, at maturity, you will receive the stated principal amount of $10.
Payment Scenario 3

The underlying index declines in value by more than 10% and, at maturity, you will receive less than the stated principal amount by an amount proportionate to the decline, plus the buffer amount of 10%. For example, if the underlying index decreases in value by 25%, at maturity you will receive $8.50, or 85% of the stated principal amount. The minimum payment at maturity is $1.00 per Buffered PLUS.

Summary of Selected Key Risks (see page 8)

  90% of the principal amount is at risk.

  No interest payments.

  Appreciation potential is limited by the maximum payment at maturity.

  The Buffered PLUS are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.

  The Buffered PLUS will not be listed on any securities exchange, secondary trading may be limited, and the inclusion of commissions and estimated cost of hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

  The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index.

  Investing in the Buffered PLUS is not equivalent to investing in the underlying index or the stocks composing the underlying index.

  Adjustments to the underlying index by the underlying index publisher could adversely affect the value of the Buffered PLUS.

  Economic interests of the calculation agent and the issuer may be potentially adverse to investors.

  The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

June 2009	Page 3

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity (other than the minimum payment at maturity described below) and have the terms described in the product supplement no. MS-1-A-III, the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. Subject to JPMorgan’s ability to pay any amounts due on the Buffered PLUS, under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June , 2009 (expected to price on or about June 23, 2009)	June , 2009 (5 business days after the pricing date)	June 30, 2011, subject to postponement due to a market disruption event and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.
Key Terms
Issuer:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 5)
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Payment at maturity:	If final index value is greater than initial index value, for each $10 principal amount Buffered PLUS,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is equal to initial index value or less than initial index value but has decreased from initial index value by an amount less than or equal to the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,

$10

If final index value is less than initial index value and has decreased from initial index value by an amount greater than the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,

($10 x index performance factor) + $1.00

This amount will be less than the stated principal amount of $10 per Buffered PLUS. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date as published on Bloomberg under the ticker symbol “SPX” or any successor symbol.
Final index value:	The index closing value on the valuation date as published on Bloomberg under the ticker symbol “SPX” or any successor symbol.
Valuation date:	June 27, 2011, subject to adjustment for certain market disruption events.
Index performance factor:	final index value / initial index value
Maximum payment at maturity:

$12.55 to $13.00 (125.5% to 130% of the stated principal amount) per Buffered PLUS. The actual maximum payment at maturity will be determined on the pricing date and will not be less than $12.55 or greater than $13.00.

Postponement of maturity date:

If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the third business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 8.

June 2009	Page 4

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	46625H274
Minimum ticketing size:	100 Buffered PLUS
Tax considerations:

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-A-III. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, your Buffered PLUS should be treated as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Buffered PLUS, in which case the timing and character of any income or loss on the Buffered PLUS could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the discussion in “Risk Factors – Other Risk Factors – The tax consequences of an investment in the Buffered PLUS are unclear” in this document and the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of Buffered PLUS.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Buffered PLUS.

For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-1-A-III.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-A-III.
Contact:

Morgan Stanley clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

Syndicate Information
Issue price of the Buffered PLUS	Commissions	Principal amount of Buffered PLUS for any single investor
$10.00000	$0.22500	<$999K
$9.96250	$0.18750	$1MM-$2.99MM
$9.94375	$0.16875	$3MM-$4.99MM
$9.92500	$0.15000	≥$5MM

This offering summary represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying product supplement no. MS-1-A-III, the prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2009	Page 5

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10%
Hypothetical maximum payment at maturity:	$12.55 (125.5% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

  If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the hypothetical maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of 112.75% of the initial index value.

    If the underlying index appreciates 5%, the investor would receive a 10% return, or $11.00.

    If the underlying index appreciates 30%, the investor would receive only the hypothetical maximum payment at maturity of $12.55, or 125.5% of the stated principal amount, per Buffered PLUS.

  If the final index value is equal to the initial index value or less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, the investor will receive the stated principal amount of $10.

  If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%, the investor would receive an amount that is less than the $10 stated principal amount, by an amount proportionate to the decline, plus the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

    If the underlying index depreciates 30%, the investor would lose 20% of their principal and receive only $8.00 at maturity, or 80% of the stated principal amount.

June 2009	Page 6

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, determined as follows:

If the final index value is greater than the initial index value:

$10    +    Leveraged Upside Payment;

subject to the maximum payment at maturity for each Buffered PLUS,

If the final index value is equal to the initial index value or less than the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10    ×    Index Performance Factor)    +    $1.00

Because the index performance factor will be less than 0.90, this payment at maturity will be less than $10.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

June 2009	Page 7

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. MS-1-A-III. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

  Buffered PLUS do not pay interest and you could lose up to 90% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of JPMorgan Chase & Co. If the final index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the underlying index, plus $1.00 per Buffered PLUS. Accordingly, you could lose up to 90% of your principal.

  Appreciation potential is limited to the maximum payment at maturity. The appreciation potential of Buffered PLUS is limited by the maximum payment at maturity of $12.55 to $13.00 (125.5% to 130% of the stated principal amount) per Buffered PLUS. Although the leverage factor provides 200% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 125.5% to 130% of the stated principal amount for the Buffered PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds approximately 112.75% to 115% of the initial index value.

  The Buffered PLUS are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Buffered PLUS.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the estimated cost of hedging the issuer’s obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of dealer discounts, mark-ups or other transaction costs. The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Buffered PLUS to maturity.

  Market price influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which JPMSI may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, expected volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

  Not equivalent to investing in the underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

  Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

June 2009	Page 8

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Other Risk Factors

  Secondary trading may be limited. The Buffered PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. JPMSI may act as a market maker for the Buffered PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which JPMSI is willing to buy the Buffered PLUS. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Buffered PLUS.

  Potential adverse economic interests of the calculation agent and the issuer. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including acting as calculation agent and hedging our obligations under the Buffered PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity. In addition, we are currently one of the companies that make up the Index. We will not have any obligation to consider your interests as a holder of the Buffered PLUS in taking any corporate action that might affect the value of the Index and the Buffered PLUS.

  The tax consequences of an investment in the Buffered PLUS are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Buffered PLUS, and we do not intend to request a ruling from the IRS regarding the Buffered PLUS. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Buffered PLUS described in “Fact Sheet — General Information — Tax considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-A-III. If the IRS were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS could differ materially and adversely from our description herein. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-A-III and consult your tax adviser regarding your particular circumstances.

June 2009	Page 9

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Index is described under the heading “The S&P 500® Index” in the accompanying product supplement no. MS-1-A-III.

License Agreement between Standard & Poor’s and J.P. Morgan Securities Inc. “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities Inc. See “The S&P 500® Index — License Agreement with S&P” in the accompanying product supplement no. MS-1-A-III.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 2, 2004 through May 21, 2009. The closing value of the underlying index on May 21, 2009 was 888.33. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter (through May 21, 2009)	929.23	811.08	888.33

June 2009	Page 10

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Supplemental Plan of Distribution

We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the issue date set forth on the front cover of these preliminary terms, which will be the fifth business day following the pricing date of the Buffered PLUS (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Subject to regulatory constraints, JPMSI intends to use its reasonable efforts to offer to purchase the Buffered PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Buffered PLUS and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. MS-1-A-III.
June 2009	Page 11

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information?

You may revoke your offer to purchase the Buffered PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these Buffered PLUS are a part, and the more detailed information contained in product supplement no. MS-1-A-III dated January 29, 2009.

This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-A-III, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-1-A-III dated January 29, 2009:
   http://www.sec.gov/Archives/edgar/data/19617/000089109209000361/e34259_424b2.pdf

  Prospectus supplement dated November 21, 2008:
   http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
   http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

“Buffered Performance Leveraged Upside SecuritiesSM” and “Buffered PLUSSM” are service marks of Morgan Stanley.

June 2009	Page 12